SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 2, 2010

SUNRISE ENERGY RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-11248	84-0938688
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

570 7th Avenue
New York, NY 10018
(Address of Principal Executive Offices) (Zip Code)

(917) 463-4210
(Issuer Telephone number, including area code)

Item 1.01    Entry into a Material Definitive Agreement

During the second quarter of 2010 the Company borrowed $13,907 from Zaccam Trading Ltd, an affiliate, to fund the general and administration expenses of the Company.

On May 15, 2010 the Company was contacted by Zaccam Trading Ltd. with a request to repay the outstanding amounts at the earliest possible opportunity. Despite multiple efforts to raise funding undertaken during May 15, 2010 to the date hereof the Borrower has been unable to raise $13,907 to settle the aforesaid loan.

On June 2, 2010 the Company entered into Convertible Debenture Note Agreement with Zaccam Trading Ltd. In accordance with the Convertible Note Agreements, $13,907 was exchanged for a 10% subordinated convertible debentures note due May 15, 2010 (“the Note”). The Note carried a 10% interest rate payable quarterly on the 45th day of each quarter. The effective date of the Note was May 15, 2010. The amount outstanding under the Note can be converted into common stock of the Company at the conversion price of $0.01 which is not subject to adjustments to stock splits occurring prior to conversion. The Note agreement containing detailed terms is filed as exhibits hereto.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Same as Item 1.01

Item 2.04    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Same as Item 1.01. The Company will need to pay approximately $1,391 per year or approximately $348 per quarter to service the interest payments under the Notes.

Item 9.01    Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibits

EX 99.1    Convertible Debenture Note agreement dated June 2, 2010 between the Registrant and Zaccam Trading Ltd..

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunrise Energy Resources, Inc.

Dated: June 2, 2010	By:	/s/ Konstantin Tsiryulnikov
Chief Executive Officer